Exhibit 99.1

PRESS RELEASE DATED OCTOBER 4, 2022
HF FOODS ANNOUNCES RECEIPT OF DELISTING DETERMINATION FROM NASDAQ; REQUESTS HEARING
Las Vegas, NV – October 4, 2022 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), announced today that the Company received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) on September 28, 2022 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). As previously disclosed, the Company was unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022. The Staff Determination will not immediately result in the suspension of trading or delisting of the Company’s common stock, and the Nasdaq Listing Rules provide a procedure for the Company to appeal the Staff Determination and seek a stay pending the appeal as described below.
Today the Company is appealing the Staff Determination by requesting a hearing before the Nasdaq Hearings Panel (the “Hearings Panel”) to present its plan to regain compliance with the applicable listing requirements. In connection with its request for a hearing, the Company also is requesting that the suspension and delisting of its common stock be stayed pending the hearing and decision of the Hearings Panel. Under the Nasdaq Listing Rules, the Hearings Panel will have 15 days to decide on the request for a further stay pending the hearing. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request.
As previously disclosed, the filing of the delinquent reports has been delayed as a result of an ongoing review of accounting issues relating to the Company’s business combination with B&R Global Holdings, Inc. on November 4, 2019 (the “B&R Merger”) in response to an SEC comment letter, in addition to an internal review relating to a previously disclosed SEC investigation (the “SEC Investigation”). After the Company engaged in correspondence and discussions with the Staff of the SEC (the “SEC Staff”) regarding the accounting issues surrounding the B&R Merger, the SEC Staff verbally, and subsequently, on September 12, 2022, by written notice, informed the Company that the SEC Staff had completed their review of the Company’s periodic reports. Based on the SEC Staff’s determinations and the Company’s own legacy positions, the Company determined that it would not need to restate its historical financials based on the accounting issues surrounding the B&R Merger.
The SEC Investigation remains ongoing at this time. However, the Special Investigation Committee of the Board has reached certain factual conclusions that have been shared with the Company’s management and its auditors, and the Company’s management is working diligently with its independent auditors and other advisors to complete the review and procedures relating to these factual conclusions. The Company intends to file with the SEC all delinquent reports and regain compliance with Nasdaq’s continued listing requirements as soon as practicable and prior to the hearing. Although the Company and its independent auditors and advisors are working diligently in an effort to file the delinquent reports on this timeline, there can be no assurance that this will happen or that the Hearings Panel will grant the Company’s request for a stay pending the hearing.
About HF Foods Group Inc.
HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 18 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.